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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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McEwen Mining Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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MCEWEN MINING INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
May 16, 2013

        The annual meeting of the shareholders of McEwen Mining Inc. ("we," "our," or "McEwen Mining") will be held at Roy Thomson Hall, 60 Simcoe Street, Toronto, Ontario, Canada M5J 2H5 on May 16, 2013 at 4 p.m. Eastern Time. The meeting will be held for the following purposes:

  (1)
  To elect seven (7) directors of our company to serve until the next annual meeting of shareholders and until their successors are elected and qualified;

  (2)
  To consider and vote on an advisory (non-binding) resolution to approve the compensation of our named executive officers as described in the Compensation Discussion & Analysis, tabular disclosure and accompanying narrative disclosure set forth in our 2013 proxy statement;

  (3)
  To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2013; and

  (4)
  To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

        These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 22, 2013 as the record date for the determination of the holders of our stock entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record on our books at the close of business on that date will be entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

        Pursuant to the rules of the Securities and Exchange Commission ("SEC"), we have elected to provide access to our proxy materials over the Internet. Accordingly, we will mail, on or before April 5, 2013, a Notice of Internet Availability of Proxy Materials to our shareholders of record and beneficial owners as of the close of business on March 22, 2013. On the date of mailing of the Notice of Internet Availability of Proxy Materials, all record and beneficial owners will have the ability to access all of the proxy materials on a website referred to and at the URL address included in the Notice of Internet Availability of Proxy Materials.

        The Notice of Internet Availability of Proxy Materials will also identify the date, the time and location of the annual meeting; the matters to be acted upon at the meeting and the Board of Directors' recommendation with regard to each matter; a toll-free telephone number, an e-mail address, and a website where shareholders can request a paper or e-mail copy of the proxy statement, our annual report and a form of proxy relating to the annual meeting; information on how to access and vote the form of proxy; and information on how to obtain directions to attend the meeting and vote in person. These proxy materials will be available free of charge.

        Shareholders are cordially invited to attend the annual meeting. If you wish to vote shares held in your name at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification to the Meeting. Please note that McEwen Mining shares may only be voted by the record owner of the shares, so the holders of McEwen Mining shares held in the name of an Intermediary and who wish to vote those shares in person at the Meeting must obtain a valid proxy from the Intermediary in order to vote the shares in person at the Meeting.

        Your vote is extremely important. We appreciate your taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 1:00 a.m. Eastern time on May 16, 2013.

By Order of the Board of Directors

Chairman and Chief Executive Officer

Toronto, Ontario
March 25, 2013

MCEWEN MINING INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

May 16, 2013

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of McEwen Mining Inc. ("we," "our," "us," "McEwen Mining" or the "Company") to be voted at the annual meeting of shareholders to be held at Roy Thomson Hall, 60 Simcoe Street, Toronto, Ontario, Canada M5J 2H5 on May 16, 2013 at 4 p.m. Eastern Time, or at any adjournment or postponement of the meeting.

        In accordance with rules and regulations of the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record or beneficial owner, we are now furnishing proxy materials, which include our proxy statement and annual report, to our shareholders over the Internet. We believe that this procedure is more efficient, will save us and our shareholders money and will be more environmentally sound. Because you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability of Proxy Materials.

        The Notice of Internet Availability of Proxy Materials will be sent to shareholders on or about April 5, 2013.

        The shares represented by a proxy that is properly executed and returned in time to be voted at the annual meeting, will be voted in accordance with the instructions contained therein. Submitting the proxy via the Internet or telephone or signing and returning a paper proxy card does not affect a shareholder's right to vote in person at the annual meeting. If you wish to vote your shares in person at the annual meeting, please bring your Notice of Internet Availability of Proxy Materials or proxy card (if you previously requested one be mailed to you) and picture identification to the annual meeting. Please note that McEwen Mining shares may only be voted by the record owner of the shares, so the holders of McEwen Mining shares held in the name of an Intermediary and who wish to vote those shares in person at the annual meeting must obtain a valid proxy from the Intermediary in order to vote the shares in person at the annual meeting.

        Executed proxies that contain no instructions will be voted FOR each of the individuals nominated to be a director, FOR the resolution approving the compensation of our named executive officers as disclosed in this proxy statement, FOR the ratification of appointment of KPMG LLP as our independent registered public accounting firm for the year ended December 31, 2013, and in accordance with the judgment of the persons named as proxies in the form of proxy on such other business or matters which may properly come before the annual meeting. Other than the matters set forth in the Notice of Annual Meeting, we know of no matters to be brought before the annual meeting.

        Shareholders who execute proxies for the annual meeting may revoke their proxies at any time prior to their exercise by delivering written notice of revocation to us, by delivering a duly executed proxy bearing a later date, or by attending the annual meeting and voting in person.

        The cost of the annual meeting, including the cost of preparing and delivering this proxy statement and proxy, will be borne by us. We may use the services of our directors, officers, employees and contractors to solicit proxies, personally or by telephone, but at no additional salary or compensation. We will also request banks, brokers and others who hold our common stock in nominee names

("Intermediary") to distribute proxy soliciting materials to beneficial owners and will reimburse such Intermediaries for reasonable out-of-pocket expenses which they may incur in so doing.

        The holders of record of our common stock, no par value per share, and the holder of the Series B Special Voting Preferred Stock as of March 22, 2013 are entitled to notice of and to vote at the annual meeting. The holder of the one share of Series B Special Voting Preferred Stock holds the share as trustee for the holders of exchangeable shares ("Exchangeable Shares") of our subsidiary McEwen Mining—Minera Andes Acquisition Corp. ("Canadian Exchange Co.") as set forth in the Voting and Exchange Trust Agreement among McEwen Mining Inc., Canadian Exchange Co., McEwen Mining (Alberta) ULC and Computershare Trust Company of Canada dated January 24, 2012 ("Series B Voting and Exchange Trust Agreement"). The Exchangeable Shares were issued in connection with the acquisition of Minera Andes Inc. ("Minera Andes") in January 2012. The Exchangeable Shares have substantially the same economic and voting rights as our common stock.

        Each share of common stock is entitled to one vote. The one share of Series B Special Voting Preferred Stock is entitled to an aggregate number of votes equal to the number of Exchangeable Shares issued and outstanding which are not owned by the Company or its affiliates. Any shares held by the Company or its affiliates are not entitled to vote at the annual meeting. The holders of the common stock and the holder of the Series B Special Voting Preferred Stock vote together as a single class.

        On March 22, 2013, there were a total of 215,336,951 shares of common stock and 81,749,408 Exchangeable Shares (exclusive of shares owned by McEwen Mining and its affiliates) outstanding. The presence in person or by proxy of not less than one-third of the outstanding shares entitled to vote at the meeting will constitute a quorum for the transaction of business at the annual meeting.

        Brokers and other nominees who hold common stock in "street name" and do not receive instructions from their clients on how to vote on a particular proposal are permitted to vote on routine proposals but not on non-routine proposals. The absence of votes from brokers on non-routine proposals are referred to as broker non-votes. Proposals such as the ratification of the independent registered public accounting firm are considered routine. The election of directors and proposal regarding the compensation of our named executive officers are non-routine. Thus, if shareholders do not give their broker or nominee specific instructions, their shares may not be voted for the election of directors or the proposal regarding compensation. Abstentions and broker non-votes will be counted as present for purposes of establishing a quorum.

        There are different voting requirements for the three proposals:

  •
  Directors are elected by a plurality of votes cast at the annual meeting (assuming a quorum is present), subject to our Majority Voting Policy (described below). Consequently, any shares not voted at the annual meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of directors. Subject to our Majority Voting Policy, the seven nominees for director who receive the highest number of votes will be elected to the Board of Directors;

  •
  The advisory vote on the compensation of our named executive officers as described in this proxy statement ("say-on-pay") will be approved if it receives the affirmative vote of a majority of the votes cast on the proposal at the annual meeting. With regard to this resolution, abstentions and broker non-votes will have no impact on the approval of this proposal; and

  •
  The ratification of appointment of our independent registered public accountant will be approved if it receives the affirmative vote of a majority of the votes cast at the annual meeting. With regard to this resolution, abstentions and broker non-votes will have no impact on the approval of this proposal.

        Under our Majority Voting Policy, in the absence of a contested election, any nominee for director who receives a greater number of votes "withheld" from his or her election than votes "for" such election must promptly tender his or her resignation to the Board. The Board will refer the resignation to the Nominating and Corporate Governance Committee of our Board for consideration. The Nominating and Corporate Governance Committee will promptly consider the resignation and will recommend to the Board to accept the tendered resignation unless it determines that there are extraordinary circumstances relating to the composition of the Board or the voting results that should delay the acceptance or justify rejecting it. The Board is expected to act on that recommendation and disclose its decision in a Current Report on Form 8-K filed with the SEC, or other means of publication, within 90 days following the date of the meeting. Upon acceptance of a resignation by the Board and subject to any corporate law restrictions, the Board may (1) leave a vacancy on the Board unfilled until the next annual meeting, (2) fill the vacancy by appointing a new director whom the Board considers to merit the confidence of the shareholders, or (3) call a special meeting of shareholders to consider new nominee(s) to fill the vacant positions(s).

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR PROXY BY INTERNET, TELEPHONE VOTING OR MAIL PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

        The Board of Directors currently consists of seven members, all of whom have been nominated to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. The nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors.

Directors and Executive Officers

        The following table reflects our directors and executive officers as of the date of this proxy statement:

Name	Age	Positions With the Company	Board Position Held Since
Robert R. McEwen	62	Chairman of the Board, President and Chief Executive Officer	2005
Michele L. Ashby(2)(4)	57	Director	2005
Leanne M. Baker(1)(3)	60	Director	2005
Donald R.M. Quick(4)	61	Director	2012
Michael L. Stein(1)	62	Director	2012
Allen V. Ambrose(2)(3)(4)	56	Director	2012
Richard W. Brissenden(1)(4)	68	Director	2012
William Faust	61	Chief Operating Officer	—
Perry Y. Ing	37	Vice President and Chief Financial Officer	—
Ian J. Ball	31	Senior Vice President	—
Simon Quick	26	Vice President, Projects	—
Nils F. Engelstad	34	Vice President, Corporate Affairs & Corporate Secretary	—
Andrew Elinesky	36	Vice President, Argentina	—

(1)
Member of the Audit Committee

(2)
Member of the Compensation Committee

(3)
Member of the Nominating and Corporate Governance Committee

(4)
Member of the Environmental, Health & Safety Committee

        All of our directors named above except Mr. McEwen and Dr. Quick are independent as defined under the rules of the New York Stock Exchange ("NYSE"), as published in the Listed Company Manual ("NYSE Rules").

        The following information summarizes the recent (at least five years) business experience of our officers and directors and persons nominated to be our directors:

Our Directors

        Robert R. McEwen.    Mr. McEwen became the Chairman of our Board of Directors, President, and our Chief Executive Officer on August 18, 2005. Prior to our acquisition of Minera Andes in January 2012, Mr. McEwen was also Executive Chairman, President, Chief Executive Officer (from June 2009) and Director (from August 2008) of that entity. Minera Andes was a gold and silver producer and copper exploration company with securities formerly traded on the Toronto Stock Exchange ("TSX") and the OTC Bulletin Board. We completed the acquisition of Minera Andes in January 2012. From 1994 to December 2010, Mr. McEwen also served as Chairman and Chief Executive Officer of Lexam Explorations Inc. ("Lexam"). Lexam combined with VG Gold Corp. in 2011 and is now known as

Lexam VG Gold Inc. ("Lexam VG"). Mr. McEwen is Non-executive Chairman of Lexam VG, which securities trade on the TSX. He was the Chief Executive Officer of Goldcorp Inc. from June 1986 until February 2005 and the Chairman of that company from 1986 to October 2005. Goldcorp is engaged in the business of exploring for and producing gold and other precious metals. The securities of Goldcorp are traded on the TSX and NYSE. Our Board believes that Mr. McEwen's nearly 30 years of experience in the mining industry, and particularly the experience he developed by guiding Goldcorp Inc. from a start-up into a senior gold producer, provides Mr. McEwen with the desired skills, attributes and qualifications to serve as a member of our Board.

        Michele L. Ashby.    Ms. Ashby is the Chief Executive Officer and founder of MiNE, LLC, a Colorado limited liability company which acts as an intermediary for natural resources and energy companies to the investment community. She has occupied that position since July 2005. From January 1988 to July 2005, she was the Chief Executive Officer and founder of Denver Gold Group Inc., a Colorado not-for-profit corporation organized and operated as a trade association for the mining industry. In that capacity, she developed, marketed and organized annual conferences for participants in the industry and the investment community. From November 1983 to December 1995, she was a stockbroker and mining analyst with a regional investment banking firm located in Denver, Colorado. Ms. Ashby graduated magna cum laude with a degree in finance from Regis University. Our Board believes that Ms. Ashby's 25 years in the finance industry emphasizing the mining sector, and her diverse interaction with executives of mining companies located around the world, provide her with the appropriate skills and experience to serve as a member of our Board.

        Leanne M. Baker.    Dr. Baker currently serves as the President, Chief Executive Officer and a director of Sutter Gold Mining Inc., a corporation with securities traded on the TSX Venture Exchange ("TSX-V") and the OTCQX, a position she has held since November 2, 2011. From January 2002 to October 2011, she was Managing Director of Investor Resources LLC, consulting for the mining and financial services industries. Prior to that, she was an equity research analyst and Managing Director with Salomon Smith Barney from 1990 to 2001, where she helped build a research and investment banking franchise in the metals and mining sectors. She is a director of Agnico-Eagle Mines Ltd., a company with securities traded on the TSX and NYSE; Reunion Gold Corporation, formerly known as New Sleeper Gold Corporation, with securities traded on the TSX-V; and Kimber Resources Inc., with securities traded on the TSX and NYSE MKT. Dr. Baker has a Master of Science degree and a Ph.D. in mineral economics from the Colorado School of Mines. Our Board believes that Dr. Baker's background in corporate finance and mineral economics, as well as her experience in corporate governance from serving as a director of other mining companies, provides the requisite skills and qualifications as a member of our Board.

        Donald R.M. Quick.    Dr. Quick served as a director of CSA Management from 1996 until 2000, at which time it merged with Goldcorp Inc. Between 2000 and 2006, Dr. Quick was also a member of the board of directors for Goldcorp Inc. Dr. Quick was also a member of the board of directors of Minera Andes, from 2008 until it merged with US Gold Corporation, in 2012, to become McEwen Mining. Since 2011, Dr. Quick has been a member of the board of directors for Jourdan Resources Inc., a Canadian junior phosphate exploration company with securities trading on the TSX-V. Prior to 2003, Dr. Quick was in private practice as a chiropractor. Our Board believes that Dr. Quick's background and experience as a corporate director in the mining sector provides the requisite skills and qualifications to serve as a member of our Board. Dr. Quick is the father of Simon Quick, who is an officer of the Company. Dr. Quick abstained from any participation in the nomination or appointment of Simon Quick as an executive officer. As a result of the appointment of Simon Quick, Dr. Quick was no longer considered to be independent under the NYSE Rules, and he consequently resigned from his positions on the compensation and governance committees of our Board.

        Michael L. Stein.    Mr. Stein has been chairman and chief executive officer of the real estate investment and development company, MPI Group Inc., since 1994. He has also held the position of chairman and chief executive officer of the real estate investment and development company, MICC Properties Inc. since 1987. He is currently the chairman of the Canadian Apartment Properties Real Estate Investment Trust (CAP REIT), a company which he helped found in 1996. In 2012, Mr. Stein was appointed to the Board of Directors of City Financial Investment Company Limited, a United Kingdom asset management company regulated by the Financial Services Authority and registered as an Investment Adviser firm with the SEC. Between 2000 and 2006, Mr. Stein was also a member of the board of directors of Goldcorp Inc. Mr. Stein holds an engineering degree from the Israel Institute of Technology and an MBA in Finance and International business from Columbia University in New York. Our board believes that Mr. Stein's substantial public company management and finance experience (including in the mining sector) provides the requisite skills and qualifications to serve as a member of our Board.

        Allen V. Ambrose.    Mr. Ambrose has nearly three decades of experience in the mining industry, including work with large companies as well as junior exploration companies. He was a director of Minera Andes from November 1995 until its combination with McEwen Mining in January 2012. Mr. Ambrose also served as President and Chief Executive Officer of Minera Andes from 1995 until June 2008. Mr. Ambrose has extensive experience in all phases of exploration, project evaluation and project management, and has worked as a geologic consultant in the U.S., Venezuela, and Argentina. As a consultant, he was a co-discoverer of a Venezuelan auriferous massive sulfide deposit acquired by Gold Reserve Corporation, and known generally as the Brisas deposit. He formerly was employed as exploration manager for N.A. Degerstrom Inc., a U.S. contract mining company, and has worked as a geologist for Cyprus Minerals, Kidd Creek Mines, Molycorp, Boise Cascade and Dennison Mines. He holds a BS in Geology from Eastern Washington University. The board believes that Mr. Ambrose' experience as a geologist, significant understanding and experience with our Argentine assets, and knowledge of the mining industry provides the requisite skills and qualifications to serve as a member of our Board.

        Richard. W. Brissenden.    Mr. Brissenden is a Chartered Accountant (Ontario) and a graduate from the Director's Education Program of the Institute of Corporate Directors with an ICD.D designation, with more than 30 years of experience in the mining and exploration sector. Mr. Brissenden is the President and a director of Regal Consolidated Ventures Limited, a mineral exploration company (since 1996) and a Vice President and director of William G. Brissenden Inc., a private investment company (since 1976). He serves as a director for several mining companies, including Canuc Resources Corporation (since June 2008), Corona Gold Corporation (since November 1996), Lexam VG Gold (since March 1994), Minaurum Gold Inc. (since August 2010) and Ryan Gold Corp (since October 2002). He has previously served as a board member and executive of numerous companies in the mining and mineral exploration sector. The Board believes that Mr. Brissenden's significant financial experience as a chartered accountant and member of numerous public company audit committees, as well as significant understanding and experience of the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

Our Executive Officers

        In addition to Mr. McEwen (see biography above), we have the following executive officers as of the date of this proxy statement:

        William Faust (Chief Operating Officer).    Mr. Faust joined the Company effective August 1, 2011 as Chief Operating Officer. Immediately prior to his appointment as Chief Operating Officer, he served part-time as a consultant to the Company. From April 2007 to June 2011, he served as the Chief Operating Officer/Senior Vice President—Operations, for Crystallex International Corporation, Inc. In

that position, he was in charge of operations, project development and Venezuelan corporate staff where he directed gold mining operations at three open pit mines, one underground mine and a process plant in Venezuela. From May 2004 to March 2007, he served as Vice President—Operations for Nevada Pacific Gold Ltd., where he headed company operations and evaluation of mining prospects. Nevada Pacific Gold was acquired by McEwen Mining in 2007 and its Magistral Mine in Sinaloa State, Mexico is presently owned by the Company through its subsidiary. From March 2003 to April 2004, Mr. Faust was President—Mexico of Pan American Silver, Inc., where he headed an underground silver mine in Mexico and managed development of another open pit silver mine in Mexico. Mr. Faust is a Vietnam veteran, having served in the United States Navy and Navy Reserve, where he held a variety of positions over a 26-year career. He is a Registered Professional Engineer in New Mexico, and holds an MBA-Finance, Management from Western New Mexico University, a BS in Mining Engineering from New Mexico Tech and a BS in Civil Engineering from the University of New Mexico.

        Perry Y. Ing (Chief Financial Officer).    On March 3, 2008, Mr. Ing joined McEwen Mining as Vice President of Finance. Effective April 1, 2008, Mr. Ing began serving as our Vice President and Chief Financial Officer. He was appointed Secretary in June 2008 and served in that capacity until August 2009. Simultaneous with his position with our Company, Mr. Ing served as the Chief Financial Officer of Minera Andes from April 2010 to January 2012. From June 2005 until December 31, 2010, Mr. Ing also served as the Chief Financial Officer of Lexam. From November 2005 until February 2008, Mr. Ing was a financial consultant for Barrick Gold Corporation ("Barrick"). In that position, he provided transactional support services and served as project manager for valuations in connection with significant Barrick acquisitions. From December 2003 to September 2005, Mr. Ing served as the Corporate Controller for Goldcorp Inc. where he was responsible for financial reporting and the financial control environment of the company. From September 1997 to November 2003, he was a member of the assurance and business advisory services practice for PricewaterhouseCoopers, LLP and was promoted to manager in July 2001. In those positions, he was responsible for supervising and executing audits with an industry focus on international mining companies. In 1997, Mr. Ing received a Bachelor of Commerce from the University of Toronto. Mr. Ing holds professional designations as a Chartered Accountant in Ontario (2000), Certified Public Accountant in the State of Illinois (2001), and Chartered Financial Analyst (2003).

        Ian J. Ball (Senior Vice President).    Effective August 1, 2008, Mr. Ball was appointed Vice President, Mexico, and in August 2010, he was promoted to Senior Vice President. Prior to becoming a full-time employee and executive officer of our Company, Mr. Ball served as a consultant assisting with exploration and investor relations since July 2005. From April 2006 to December 31, 2010, Mr. Ball also served as Vice President, Corporate Development of Lexam. During that time, Mr. Ball also worked for McEwen Capital, the private investment vehicle of Robert R. McEwen, and was responsible for assisting with financing transactions and the management of various exploration programs for other entities in which Mr. McEwen had an interest. From April 2004 to July 2005, Mr. Ball worked at Goldcorp Inc. Mr. Ball received a diploma in Business Administration from Durham College (2002) and a Bachelor of Commerce degree from Ryerson University in Toronto, Ontario (2004).

        Andrew Elinesky (Vice President, Argentina).    Effective April 18, 2012, Mr. Elinesky was appointed Vice President, Argentina. Mr. Elinesky started with the Company as an Accounting Manager in April 2008 and served in that role until February 2010. Mr. Elinesky left the Company in February 2010 to work for Minera Andes Inc. as a Controller, where he served from March 2010 to January 2012. Mr. Elinesky returned to the Company in January 2012, when the Company acquired Minera Andes Inc. Mr. Elinesky served as Director—Projects, Argentina from January 2012 to April 2012 when he was promoted to Vice President, Argentina. Prior to joining the Company, Mr. Elinesky worked in the UK for various multi-national companies including MCI WorldCom, Penspen Ltd., HJ Heinz Ltd., and Safetykleen UK Ltd. Mr. Elinesky holds a Bachelor of Science in Applied Accounting from Oxford

Brookes University (2008) and is a Chartered Certified Accountant in the UK (2005) and a Certified General Accountant in Canada (2008).

        Simon Quick (Vice President, Projects).    Effective April 18, 2012, Mr. Quick was appointed Vice President, Projects. Mr. Quick has been with the Company since January 2009. Mr. Quick began as Director—Projects, where he served from January 2009 to April 2012. Prior to 2009, Mr. Quick attended Bishop's University where he received a degree in economics.

        Nils F. Engelstad (Vice President, Corporate Affairs & Secretary).    Effective August 5, 2009, Mr. Engelstad was appointed Corporate Secretary. He also served as Vice President of Corporate Affairs for Minera Andes, a position he held from September 2009 to January 2012. From September 2009 to December 2010, he also served as Vice President, Legal, and Corporate Secretary of Lexam and continues as the Corporate Secretary for Lexam VG Gold Inc. on a part-time basis in addition to his service with McEwen Mining. From June 2007 to July 2009, Mr. Engelstad was in private practice with a national Canadian law firm in their Toronto office practicing corporate and securities law. Mr. Engelstad received a Bachelor of Arts degree from the University of Toronto (2002), a Bachelor of Laws degree from the University of Windsor (2007) and a Master of Laws degree from the University of Toronto (2012). He is a member of the Law Society of Upper Canada.

        Our officers serve at the pleasure of the Board of Directors.

Vote Necessary to Approve Proposal 1

        If a quorum is present at the meeting, directors are elected by a plurality of votes cast at the annual meeting (i.e., the seven candidates receiving the highest number of votes will be elected to the Board of Directors), subject to our Majority Voting Policy. Our Board has adopted a Majority Voting Policy whereby any nominee for director in an uncontested election (i.e., an election in which the number of nominees does not exceed the number of directors to be elected) who receives a greater number of votes "withheld" from his or her election than voted "for" such election will tender his or her resignation for consideration by the Nominating and Corporate Governance Committee. In such a circumstance, the Nominating and Corporate Governance Committee will recommend to our Board the action to be taken with respect to such offer of resignation. The Board is expected to act on such recommendation and disclose its decision within 90 days following the date of the annual meeting.

        Shareholders do not have cumulative voting rights in the election of directors. You may vote for all of the nominees as directors or withhold your vote from any or all of the nominees as directors. The Board of Directors unanimously recommends a vote FOR all the director nominees listed above, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

 PROPOSAL FOR
APPROVAL OF EXECUTIVE COMPENSATION

(Proposal 2 on Proxy Card)

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our shareholders to vote to approve, on an advisory (non-binding) basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC and commonly referred to as "Say-On-Pay." We held our first advisory vote on compensation of our named executive officers at our 2011 annual meeting, and, consistent with the recommendation of the Board, our shareholders approved our executive compensation. Since the approval of our executive compensation in 2011, we have not made any material changes to our executive compensation program.

        In addition, at our 2011 annual meeting, the shareholders voted on an advisory (non-binding) proposal to determine the frequency with which shareholders of our Company would be entitled to vote on the compensation of our named executive officers. The shareholders voted to hold the advisory vote on executive compensation every three (3) years.

        In January 2012, McEwen Mining combined with Minera Andes Inc., welcoming a new group of McEwen Mining shareholders who did not previously have the opportunity to vote on the frequency of the advisory vote on executive compensation. This development, coupled with a changing corporate governance landscape, has led the Board, on the advice of the Nominating and Corporate Governance Committee, to conclude that it should hold another vote on executive compensation this year, prior to the three (3) year timeframe, and to hold such a vote annually in the future.

        As described more fully under the heading "COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS—Compensation Discussion and Analysis" in this proxy statement, our executive compensation programs are designed to attract, motivate and retain our named executive officers who are critical to our success. The programs are designed to align the interest of our named executive officers with our shareholders and to fairly reward them for creating shareholder value and achieving our business objectives. We believe that the various elements of our executive compensation program work together to promote our goal of ensuring that total compensation should be related to our company performance and individual performance.

        Shareholders are urged to read the "Compensation Discussion & Analysis" section of this proxy statement, beginning on page 12, which discusses how our executive compensation policies implement our compensation philosophy, and the Summary Compensation Table section of this proxy statement, which includes tabular and narrative information about the compensation of our named executive officers. This discussion includes information about fiscal 2012 compensation of our named executive officers and our executive compensation programs. The Compensation Committee and our Board of Directors believes that these programs are effective in implementing our compensation philosophy and in achieving its goals.

        We are asking our shareholders to indicate their support for our executive compensation program as described in this proxy statement. This Say-On-Pay proposal gives our shareholders the opportunity to express their views on our fiscal year 2012 executive compensation. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and procedures described in this proxy statement. Accordingly, we ask our shareholders, on an advisory basis, to approve the following resolution:

  RESOLVED, that the shareholders of McEwen Mining Inc. approve, on an advisory basis, the compensation of its named executive officers, as disclosed in the proxy statement for the 2013 annual meeting, pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table, and any related narrative discussion.

        The Say-On-Pay vote is advisory, and therefore not binding on our Company, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinion of our shareholders and to the extent that there is any significant vote against the compensation of the named executive officers as disclosed in this proxy statement, we will consider our shareholders' concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

Vote Necessary to Approve Proposal 2

        If a quorum is present at the meeting, the affirmative vote of a majority of the votes cast on the proposal at the annual meeting is required to approve our executive compensation program. The Board of Directors unanimously recommends a vote FOR the approval of our executive compensation program, as described in the "Compensation Discussion & Analysis" and Summary Compensation table section of this proxy statement and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR
RATIFICATION OF AUDITORS

(Proposal 3 on Proxy Card)

        On November 2, 2012, the Audit Committee of the Board of Directors unanimously approved the appointment of KPMG LLP as the independent registered public accounting firm to conduct our financial audit for the year ending December 31, 2013, and solicits the ratification of this appointment by the shareholders.

        Neither KPMG LLP, any of its members nor any of its associates, to the best of our knowledge, has any financial interest in our business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as independent accountants. Representatives of KPMG LLP are expected to be present at the annual meeting to respond to shareholders' questions and to make any statements they consider appropriate.

Vote Necessary to Ratify Proposal 3

        The affirmative vote of a majority of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of the independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of appointment of the independent registered public accounting firm, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

 LEGAL PROCEEDINGS

        No material legal proceedings, to which we are a party or to which our property is subject, is pending or is known by us to be contemplated in which any officer, director or any owner of record or beneficial owner of more than five percent of any class of our voting securities is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Under Section 16(a) of the Securities Exchange Act of 1934, as amended ("1934 Act") and SEC rules, our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2012, all filing requirements under Section 16(a) applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were satisfied timely, except for a late filing made by William Faust who inadvertently failed to report the purchase of 200 shares of Company common stock on April 16, 2012, which was corrected by filing an untimely Form 4 on December 7, 2012.

CORPORATE GOVERNANCE

Communications to the Board of Directors

        Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders and other interested parties. Any interested party who desires to contact the Board of Directors may do so by fax, telephone, or regular mail to the Board of Directors, c/o Nils Engelstad,

Corporate Secretary, 181 Bay Street, Suite 4750, Toronto, Ontario Canada M5J 2T3, telephone (647) 258-0395, facsimile (647) 258-8408. Such communications can be sent to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the full Board. The Corporate Secretary will deliver the envelope unopened (1) if addressed to a director, to the director, (2) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report thereon to the non-management directors. Shareholders can also send electronic communications to the Board via e-mail to directors@mcewenmining.com. The Corporate Secretary will forward the communication to the intended recipient.

        Our directors periodically review communications from shareholders and other interested parties and determine, in their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. While we do not have a formal policy regarding attendance of annual meetings, directors are encouraged to attend the annual meeting of shareholders and receive communications directly from shareholders at that time. Mr. McEwen, Mr. Ambrose, Ms. Ashby, Dr. Baker, Mr. Brissenden, Dr. Quick and Mr. Stein attended our 2012 annual meeting.

Board Leadership Structure and Risk Oversight

        The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the status and direction of the Company and the membership of the Board. The Board has determined that at present, having the Company's Chief Executive Officer serve as Chairman is in the best interest of the Company's shareholders. This structure makes the best use of Mr. McEwen's extensive knowledge of the Company and the mining industry, as well as fostering greater communication between the Company's management and the Board.

        The chair of the Audit Committee serves as the presiding director for any meeting of the non-management or independent members of our Board of Directors. See our website at www.mcewenmining.com/management for additional information about our corporate governance.

        Companies face a variety of risks, including financial reporting, legal, credit, liquidity, and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee, (3) implement appropriate and responsive risk management strategies consistent with Company's risk profile, and (4) integrate risk management into Company decision-making.

        The Board as a whole oversees risk management after receiving briefings provided by management and advisors as well as its own analysis and conclusions regarding the adequacy of the Company's risk management processes.

Board Committees and Meetings

        Our Board of Directors maintains a standing (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, and (iv) Environmental, Health & Safety Committee. During the year ended December 31, 2012, the Board of Directors met nine times, including two non-executive sessions, and took action by consent in lieu of a meeting on five other occasions. No director who served as such in 2012 attended less than 75% of the meetings held during 2012, including committee meetings of which the director was a member.

        Audit Committee.    Our Audit Committee, among other things, appoints and oversees the independent registered accounting firm that audits our financial statements and assists the Board with oversight of the integrity of our financial statements. The Audit Committee is responsible for reviewing the proposed scope, content and results of the audit performed by the auditors and any reports and recommendations made by them. The committee also oversees our financial reporting process, and is responsible for drafting an annual report to be included in our proxy statement. All of the members of the Audit Committee are independent as defined under the NYSE Rules and Rule 10A-3 of the 1934 Act. The Audit Committee met four times and took action by consent on one occasion during the last fiscal year. The Board of Directors adopted a revised written charter for the Audit Committee on January 7, 2011, a copy of which is available on our website at http://www.mcewenmining.com.

        Our Board of Directors has determined that Mr. Richard Brissenden qualifies as an audit committee financial expert in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of audit committee functions. Mr. Brissenden acquired these attributes through experience in analyzing financial statements as a member of management of numerous other public companies; through his experience as a director and audit committee member for other public companies; and, through his formal education, including qualification as a Chartered Accountant in the Province of Ontario, Canada and a graduate from the Director's Education Program of the Institute of Corporate Directors with an ICD.D designation. The Board acknowledges, as required by NYSE Rules, that Mr. Brissenden is a member of more than three (3) audit committees of public companies, but does not believe that these positions impair his ability to serve as an audit committee member of our Board.

        Audit Committee Report.    The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

        We have reviewed and discussed the audited consolidated financial statements of McEwen Mining Inc. for the year ended December 31, 2012 with management and have reviewed related written disclosures of KPMG LLP, our independent accountants for 2012, of the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU Section 380), as amended, with respect to those statements. We have reviewed the written disclosures and the letter from KPMG LLP required by regulatory and professional standards and have discussed with KPMG LLP its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2012.

        We have also reviewed the various fees that we paid or accrued to KPMG LLP during 2012 for services they rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services they rendered.

        The following table sets forth fees paid to our independent registered public accounting firm KPMG LLP for the last two fiscal years:

	2012	2011
Audit Fees	$499,150	$441,780
Audit Related Fees	0	0
Tax Fees	0	0
All Other Fees	0	0

Total Fees	$499,150	$441,780

        It is the policy of the Audit Committee to engage the independent registered public accounting firm selected to conduct the financial audit for our Company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the Company. Also in keeping with its policy, all services of the independent registered public accounting firm reflected above were pre-approved by the Audit Committee.

Richard W. Brissenden (Chairperson and member)
Leanne M. Baker (member)
Michael L. Stein (member)

        Compensation Committee.    The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans (in circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Compensation Committee approval). The Committee is also responsible for reviewing and approving the goals and objectives relevant to the compensation of our Chief Executive Officer and reviewing and making recommendations to the Board with regard to the compensation of our directors. The Compensation Committee may delegate to our Chief Executive Officer the responsibility for reviewing the compensation of our named executive officers other than the Chief Executive Officer. However, any recommendations by the Chief Executive Officer are submitted to, reviewed and approved by, the Compensation Committee. Also as described in our Compensation Discussion & Analysis, we retained a compensation consultant in 2012 to assist in reviewing the form and amount of compensation for our named executive officers. Our compensation consultant reviewed the forms and amount of compensation paid to our named executive officers, compared such compensation to compensation paid by other companies which we considered part of our peer group and made recommendations regarding compensation of these individuals for 2012. The compensation consultant was identified and retained by the Compensation Committee, and was not recommended by management. The compensation consultant provided no other services to McEwen Mining during 2012 or 2013.

        The Compensation Committee is comprised of Michele Ashby, who serves as chairperson and Allen Ambrose. All of the directors presently serving on the Compensation Committee are independent as defined in the NYSE Rules. Donald Quick served as a member of the Compensation Committee until April 18, 2012 when his son, Simon Quick, was appointed an executive officer of the Company. Donald Quick resigned from his position on the Compensation Committee because he was no longer considered independent under the NYSE Rules. The committee met three times during 2012. A current copy of the Compensation Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

        Compensation Committee Report.    The Compensation Committee is pleased to present the following Compensation Committee report:

        We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,
Michele L. Ashby (Chairperson and member)
Allen V. Ambrose (member)

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee served as an officer or employee of McEwen Mining during 2012 or was formerly an officer or employee of McEwen Mining or had any relationship requiring disclosure under the related party transaction rules promulgated by the SEC. We are not aware that any relationships existed during 2012 where any of our executive officers served as a member of the compensation committee of another entity whose executive officers served on our Board of Directors or Compensation Committee or where any of our executive officers served as a director of another entity whose executive officers served on our Compensation Committee. Although Donald Quick began 2012 as a member of the Compensation Committee, he resigned from this position on April 18, 2012 upon the appointment of Simon Quick, Donald Quick's son, as an executive officer of the Company.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee, comprised of Leanne Baker and Allen Ambrose, is responsible for periodically reviewing the size and composition of the Board and its committee structure, identifying individuals that it believes are qualified to become members of the Board based on criteria approved by the Board, recommending to the Board nominees to the Board for the next annual meeting of shareholders, overseeing new director orientation and training and recommending and reviewing the corporate governance principles applicable to our directors, officers and employees. All of the directors presently serving on the Committee are independent as defined in the NYSE Rules. The committee met one time during the last fiscal year.

        A current copy of the Nominating and Corporate Governance Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

        The Nominating and Corporate Governance Committee will consider director candidates nominated by shareholders in accordance with our Bylaws and will apply the same criteria to shareholder recommendations as it does to other nominees considered by the committee. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the Nominating and Corporate Governance Committee c/o Nils Engelstad, Corporate Secretary, 181 Bay Street, Suite 4750, Toronto, Ontario, Canada M5J 2T3. Such letter must be signed and dated and submitted to us by the date mentioned in this proxy statement under the heading PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS. The following information must be included in or attached to the letter:

  •
  name and address of the shareholder making the recommendation;

  •
  proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;

  •
  the name, address, resume of the recommended nominee and other information described in our Bylaws relating to the nominee, including all relationships which would be required in a proxy statement for which proxies are solicited; and

  •
  the written consent of the recommended nominee to serve as a director if so nominated and elected.

        Specific minimum qualifications for directors and director nominees which the committee believes must be met in order to be so considered include management experience, exemplary personal integrity and reputation, sound judgment, and sufficient time to devote to the discharge of his or her duties.

        If vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers candidates for director suggested by members of the Board, management, shareholders and other parties. The committee evaluates new nominees based on criteria including, but not limited to, independence, diversity of experience compared to other directors, age, skills, experience, diligence, potential conflicts of interest, time availability, and if warranted, may interview the nominee in person or via the telephone. There are presently no differences in the manner in which the Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

Board Diversity

        The Company does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Corporate Governance Committee annually reviews the individual skills and experience of the directors, as well as the composition of the Board as a whole, and strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company's businesses. This assessment includes consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and the Company. The Committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board.

Other Corporate Governance

        We maintain a Code of Business Conduct and Ethics and a set of Corporate Governance Guidelines. The Code of Business Conduct and Ethics is applicable to all directors, officers and employees, and sets forth our policies and procedures with respect to the conduct of our business. Some examples of conduct addressed in our ethics code include conflict of interest situations, anti-corruption, fair dealing with others, confidentiality, and compliance with laws and regulations. The Corporate Governance Guidelines further articulate how we will conduct ourselves through our Board of Directors and the qualifications and expectations for the Board. A current copy of these documents is available on our website at http://www.mcewenmining.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

        The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2012, as well as the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2012 (who are not our principal executive officer and principal financial officer), are referred to as "named executive officers" throughout this Compensation Discussion and Analysis.

        Overview of Compensation Philosophy, Objectives and Policies.    Our goal in designing our executive and employee compensation is to achieve three principal objectives. First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive's or key employee's compensation consists of awards of stock options or restricted stock grants. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit. The compensation program is designed to reward performance that supports our principles of building long-term shareholder value, and may also recognize individual performance from time to time which the Compensation Committee believes contributes to the success of our company. Third, we believe our compensation program should reflect our corporate culture, which includes carefully managing operating expenses, including salaries, and rewarding executives and other employees in the event that McEwen Mining is successful. To promote this culture, our executives receive what we believe to be relatively modest base salaries and are eligible to receive bonuses in the event their performance merits such bonuses and McEwen Mining is successful in achieving its strategic targets. Executives may also earn significant gains from equity awards in the event of an increase in the price of our common stock. Our corporate culture also emphasizes teamwork, especially among our executive officers. To encourage teamwork, we structure executive compensation (particularly base salary and bonus amounts) at similar levels for similarly-

situated members of our executive team. We do not believe our compensation program creates incentives for our employees to engage in risk-taking behavior that would likely have a significant negative impact on our company.

        Elements and Mix of Compensation.    Our present compensation structure for the named executive officers generally consists of salary and incentive compensation. The incentive component consists of a short-term cash portion and a long-term equity portion. We believe the present structure achieves our compensation objectives.

        The compensation of our named executive officers is designed to be competitive so that we may attract and retain talented executives. Bonus compensation is designed to reward individual performance and recognize achievement of corporate objectives. The long-term equity portion of the compensation of the named executive officers is designed to align the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value. While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock.

        Determining Executive Compensation.    Generally, the Compensation Committee meets in January each year to review and recommend to the Board the level of compensation for the named executive officers and key employees. In establishing our executive compensation, the Compensation Committee consults with our senior management, including our Chief Executive Officer. Our Chief Executive Officer reports to the Committee regarding the individual performance of the other named executive officers. Additionally, the Committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer. The Board prefers to review compensation in January and consider equity grants at that time as it can review the performance of relevant individuals for the prior fiscal year and also because there is limited risk of blackout restrictions in the trading of our common stock from exploration or financial results during this time of year. The Compensation Committee held its most recent meeting on March 6, 2013.

        Our consideration of base salary for the named executive officers has traditionally been based upon a review of broad-based information obtained from third parties to obtain an understanding of current compensation practices.

        With regard to the other named executive officers, our Chief Executive Officer recommends the form and amount of compensation that he deems appropriate for the respective individuals. He believes that the base salary of the named executive officers should be competitive, but not the principal source of compensation, and that the equity incentive portion of the compensation should be the primary source of reward. He believes that the base salary should generally be within the range of perceived peers for comparable positions, but in the lower percentile of those peers, and in line with our historical status as an exploration-stage company.

        In March 2012, the Compensation Committee engaged Bill Heck of the Harlon Group as a consultant to assist in assessing the relative performance and executive compensation of McEwen Mining to a peer group of companies. As part of its analysis, the Harlon Group reviewed compensation levels for a number of companies that were at that time deemed comparable to McEwen Mining in terms of market capitalization, industry focus and stage of development (i.e., peer group companies), current McEwen Mining executive compensation levels and the performance of McEwen Mining compared to the peer group and to the market. The peer group companies are listed in Global Industry Classification System (GICS) within eSIC/usSIC: 1040—Gold and Silver Ore Mining with securities listed on a national securities exchange. The factors used to select the peer group companies include market capitalization, total assets, and shareholder equity. The peer group companies are listed in Annex A to this proxy statement. The Harlon Group also analyzed the relevant amounts of base compensation, variable compensation and equity incentive compensation provided to McEwen Mining officers and other companies in the peer group. The Compensation Committee considered and reviewed this data in establishing executive compensation levels for fiscal 2012. The Committee also considered granting additional forms of compensation, such as stock awards, but decided against such awards. The Compensation Committee compared the compensation of McEwen Mining's executives with that of the executive officers of the peer companies and the market data as a whole, rather than any individual company within such survey.

        In considering the data provided by the Harlon Group in connection with the 2012 report, the Compensation Committee noted that McEwen Mining's executive base salaries were generally below the market median (sometimes significantly below) and that McEwen Mining's overall executive compensation levels were also below the market median. The Compensation Committee, in reviewing compensation for 2012, did not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, the Compensation Committee structured a total compensation package in view of the comparative information and such other factors specific to the executive, including level of responsibility, prior experience, expectations of future performance and our corporate culture. Other than the data supplied by the Harlon Group described above, the Compensation Committee does not use peer group executive compensation information.

        As discussed in more detail below, in 2012, each executive received a mix of compensation comprised of base salary and cash bonuses. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. We do not have a specific policy for allocating between long-term and currently paid-out compensation, or policies for allocating between cash and non-cash compensation.

        Cash bonuses are a form of short-term incentive compensation which may be recommended by the Compensation Committee in its discretion, based on individual and overall company performance. There is no specific bonus plan or policy in place setting forth timing of awards or establishing specific performance objectives. The Compensation Committee, with recommendations from the Chief Executive Officer, determines and recommends the amounts and timing of any bonus awards.

        The long-term equity compensation component of our compensation program is comprised of stock option awards and makes up a significant part of our named executive officers' compensation package. Under our Equity Incentive Plan, we are authorized to issue incentive and non-qualified stock options, to make grants of stock and award grants of restricted stock to the officers, directors and key employees of our company, including the named executive officers. Historically, stock option awards were generally subject to a vesting schedule, although there was no formal policy to that effect. Effective January 2010, the Board adopted a policy that requires all stock options awarded be subject to a minimum vesting period of three years beginning one year from the date of grant. The stock options are priced at the closing market price of our common stock on the grant date, which is the date the Board approves the award, unless circumstances such as non-public material information require a later date. The Committee also takes into consideration the potential tax consequences to the recipient and to our company when determining the form of award. Due to our historical status as an exploration stage company with no revenue, and our need to conserve working capital, our compensation structure has been weighted more toward equity compensation and less toward salary and other forms of cash compensation.

        Specific Compensation Decisions.    During the 2012 fiscal year, the named executive officers except Robert McEwen, our Chief Executive Officer, received base salaries in accordance with their respective written employment agreements or as otherwise agreed with the Company. The Compensation Committee believed that these base salaries were appropriate in light of each named executive officer's area of responsibility and level of experience, and was reasonable in the industry based on information obtained from the Harlon Group and information possessed by members of that Committee from experience in our industry. Mr. McEwen has not been paid a salary since he assumed the role of Chief Executive Officer in 2005.

        On April 18, 2012, Simon Quick and Andrew Elinesky were promoted to Vice President, Projects and Vice President, Argentina respectively. Mr. Quick and Mr. Elinesky serve in their positions with the Company at the will of our Board. Mr. Quick's and Mr. Elinesky's compensation in their new positions remained unchanged until the increases noted below. Although compensation information for Messrs. Quick and Elinesky are provided below, they are not considered "named executive officers."

        In December 2012, our Board of Directors approved cash bonuses to the named executive officers other than Mr. McEwen for services rendered in 2012. Mr. Ing received a bonus of $40,204, Mr. Ball received $95,484, Mr. Engelstad received $30,153, Mr. Quick received $20,102, and Mr. Elinesky received $30,153. The amount of these bonuses was determined based on the recommendation of our Chief Executive Officer, taking into account the need to conserve valuable working capital and our philosophy that compensation should be weighted toward equity compensation, balanced against the performance of each named executive officer during the fiscal year.

        In connection with its annual review of executive compensation in 2012, our Compensation Committee recommended, and the Board approved, increases in the base salary of each of our executive officers, including our named executive officers except Mr. McEwen. Mr. Ing received an increase of $20,000 (11%), Mr. Ball received an increase of $40,000 (22%), Mr. Engelstad received an increase of $22,500 (22%), Mr. Quick received an increase of $10,000 (13%) and Mr. Elinesky received an increase of $25,000 (23%). With regard to Messrs. Ing, Ball and Engelstad, the stated increase represents the increase over the combined compensation from the Company and Minera Andes prior to the acquisition of Minera Andes Inc. in January 2012, as the individuals provided services to both entities and were compensated by both prior to the acquisition. Each of the named executive officers received an increase over their then-existing base compensation, partly in recognition of the findings of the Harlon Group that the base compensation of our executive officers was below the median of our peer companies and our desire to remain competitive in the industry. We did not target any specific percentile of the median in establishing these increases.

        Other than pursuant to a 2011 employment agreement with William Faust, the Board of Directors did not approve any grants of options in 2012. We do not use a formula or set a timeline in determining the amount of equity awards for our named executive officers. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the performance of our common stock, the estimated value of the equity awards, non-equity compensation received by the executive, and the total number of shares to be granted to participants during the year. In view of the overwhelming support that we received from the advisory vote on our executive compensation at our 2011 annual meeting, we have not made any material changes to our compensation policies, programs or decisions for 2012.

        Additional benefits provided to executive officers and key employees as part of their compensation packages include health, life and disability insurance. To the extent the named executive officers participate in these programs, they do so generally on the same basis as our other employees. Our named executive officers do not receive perquisites and we do not maintain any non-equity incentive plans or deferred compensation plans.

Summary Compensation Table

        The following table sets forth the total compensation paid by us during the last three completed fiscal years to our officers and our named executive officers, which include the individuals serving as our principal executive officer and principal financial officer during 2012 and the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2012 (who are not our principal executive officer and principal financial officer):

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards	Option Awards ($)(1)	All Other Compensation ($)		Total ($)
Robert R. McEwen	2012	—		—	—	—	—		—
Chairman and Chief	2011	—		—	—	—	—		—
Executive Officer	2010	—		—	—	—	—		—
William Faust	2012	300,000		20,000	—	1,140,216	—		1,460,216
Chief Operating Officer(2)	2011	125,000		—	—	—	49,560	(3)	174,560
	2010	—		—	—	—	—		—
Perry Y. Ing	2012	193,077	(6)	40,204	—	—	1,229		234,510
Chief Financial Officer	2011	100,129		38,939	—	530,862	—		669,930
	2010	90,450		11,306	—	178,665	—		280,421
Ian J. Ball	2012	206,000	(6)	95,484	—	—	671		302,155
Senior Vice President(4)	2011	163,847		42,985	—	849,379	—		1,056,210
	2010	109,390		22,613	—	297,774	—		429,777
Nils Engelstad	2012	124,885	(6)	30,153	—	—	1,637		156,675
Vice President, Corporate Affairs	2011	46,019		—	—	265,431	—		311,450
and Corporate Secretary(5)	2010	11,055		—	—	59,555	—		70,610
Simon Quick	2012	81,250		20,102	—	—	3,392		104,744
Vice President, Projects(7)	2011	—		—	—	—	—		—
	2010	—		—	—	—	—		—
Andrew Elinesky	2012	124,135		30,153	—	—	1,773		156,061
Vice President—Argentina(7)	2011	—		—	—	—	—		—
	2010	—		—	—	—	—		—

(1)
Calculated using the Black-Scholes-Merton option pricing model. Please see Note 12 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2012 for a description of certain assumptions made in connection with the valuation of these option awards.

(2)
Mr. Faust joined the Company August 1, 2011.

(3)
Represents consulting fees received by the named executive officer prior to employment with the Company.

(4)
Mr. Ball was promoted to Senior Vice President on August 5, 2010. Prior to that, he served as Vice President, Mexico since August 1, 2008.

(5)
Mr. Engelstad was appointed Corporate Secretary on August 5, 2009 and also serves as the company's in-house corporate counsel. Until January 2012, salary and compensation reflects a part-time position. Upon completion of the acquisition of Minera Andes Inc. in January 2012, Mr. Engelstad was appointed Vice President, Corporate Affairs and Corporate Secretary and serves essentially full time for McEwen Mining.

(6)
Prior to 2012, the officer devoted a portion of his time to the Company and a portion of his time to Minera Andes Inc. and was compensated by both companies. Following the acquisition of Minera Andes Inc., 100% of the officer's compensation was paid by McEwen Mining Inc.

(7)
Messrs. Quick and Elinesky became executive officers effective April 18, 2012.

        The above officers and named executive officers received salary as provided by the terms of their respective written employment agreements or as otherwise agreed with the Company.

        None of the executive officers, other than Mr. Faust, have written employment agreements with the Company.

        The Company entered into an employment agreement with William Faust on July 27, 2011 concurrent with his election as an officer. Pursuant to the terms of his employment agreement, Mr. Faust has been retained for a term commencing August 1, 2011 and until the Agreement is terminated in accordance with the provisions thereof. He is compensated at the rate of $300,000 per annum and in January 2012 received options to acquire up to 300,000 shares of the Company's common stock in accordance with his employment agreement. Notwithstanding the provisions of the agreement, Mr. Faust serves in his position with the Company at the will of the Company's Board of directors.

        If we terminate the Agreement without cause, we would be obligated to the employee for two (2) months base compensation for each completed year of service up to a maximum of twelve (12) months. If the Agreement is terminated by Mr. Faust upon a "change in control," as defined in the Agreement, we would be obligated to pay Mr. Faust for three (3) months pay for each completed year of service up to a maximum of twenty four (24) months.

Grants of Plan Based Awards

        The grants of plan based awards under our Equity Incentive Plan to each executive officer, including our named executive officers during the year ended December 31, 2012 are as follows:

								All Other Stock Awards: Number of Shares of Stocks or Units	All Other Option Awards: Number of Securities Underlying Options
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards	Grant Date Fair Value Of Stock And Option Awards(2)
Grant Date
Name		Threshold	Target	Maximum	Threshold(1)	Target	Maximum
		($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/sh)
Robert R. McEwen	—	—	—	—	—	—	—	—	—	—	—
Perry Y. Ing	—	—	—	—	—	—	—	—	—	—	—
Ian J. Ball	—	—	—	—	—	—	—	—	—	—	—
Simon Quick	—	—	—	—	—	—	—	—	—	—	—
Andrew Elinesky	—	—	—	—	—	—	—	—	—	—	—
Nils Engelstad	—	—	—	—	—	—	—	—	—	—	—
William Faust	—	—	—	—	—	300,000	—	—	—	5.80	$1,140,216

(1)
All of the options granted in 2012 are subject to a vesting schedule which requires that the named executive is an employee of or consultant to the Company in order to exercise such options in the respective vesting date.

(2)
Calculated using the Black-Scholes-Merton option pricing model. Please see Note 12 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2012 for a description of certain assumptions made in connection with the valuation of these option awards.

        The outstanding equity awards for each of our executive officers, including our named executive officers as of December 31, 2012 are as follows:

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
	(#)		(#)		(#)	($)		(#)	($)	(#)	($)
Robert R. McEwen	1,000,000		—		—	0.91	1/7/2019	—	—	—	—
Robert R. McEwen	45,000	(1)	—		—	1.80	9/11/2013	—	—	—	—
Robert R. McEwen	30,000	(1)	15,000		—	2.51	5/13/2015	—	—	—	—
Perry Y. Ing	105,000		—		—	3.57	3/3/2018	—	—	—	—
Perry Y. Ing	45,000		30,000	(2)	—	2.51	2/17/2020	—	—	—	—
Perry Y. Ing	33,333		66,667	(3)	—	7.10	3/15/2021	—	—	—	—
Perry Y. Ing	30,000	(1)	15,000		—	2.26	5/13/2015	—	—	—	—
Ian J. Ball	24,000		—		—	2.12	11/14/2015	—	—	—	—
Ian J. Ball	15,000		—		—	3.28	1/22/2018	—	—	—	—
Ian J. Ball	150,000		—		—	1.69	8/6/2018	—	—	—	—
Ian J. Ball	20,000		—		—	0.91	1/7/2019	—	—	—	—
Ian J. Ball	100,000		50,000	(2)	—	2.51	2/17/2020	—	—	—	—
Ian J. Ball	53,333		106,667	(3)	—	7.10	3/15/2021	—	—	—	—
Nils Engelstad	20,000		10,000	(2)	—	2.51	2/17/2020	—	—	—	—
Nils Engelstad	16,667		33,333	(3)	—	7.10	3/15/2021	—	—	—	—
Nils Engelstad	40,500	(1)	—		—	1.46	9/30/2014	—	—	—	—
Nils Engelstad	27,000	(1)	13,500		—	2.26	5/13/2015	—	—	—	—
Andrew Elinesky	22,000		—		—	2.02	5/07/2018	—	—	—	—
Andrew Elinesky	2,000		2,000	(2)	—	2.51	2/17/2020	—	—	—	—
Andrew Elinesky	3,333		6,667	(3)	—	7.10	3/15/2021	—	—	—	—
Andrew Elinesky	15,000	(1)	7,500		—	2.26	5/13/2015	—	—	—	—
Simon Quick	5,000		10,000	(3)	—	7.10	3/15/2021	—	—	—	—
Simon Quick	4,000		2,000		—	2.51	2/17/2020	—	—	—	—
William Faust	—		300,000	(4)	—	5.80	1/31/2022	—	—	—	—

(1)
The options were formerly granted during employment with Minera Andes Inc. Option Exercise Price is noted in Canadian dollars.

(2)
The options vest in equal installments over three years beginning February 17, 2011.

(3)
The options vest in equal installments over three years beginning March 15, 2012.

(4)
The options vest in equal installments over three years beginning January 31, 2013.

Option Exercises and Stock Vested Table

        The following table describes the value realized by our named executive officers for options exercised during the year ended December 31, 2012:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized On Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Perry Y. Ing	16,667	57,668	—	—

(1)
Based on the closing price of our common stock on the NYSE on the date of exercise of the options.

Director Compensation

        In November 2005, we established a compensation program for our non-executive directors, which provides cash payments to those directors in addition to long-term incentive equity awards. Directors receive fees of $20,000 annually for their service and additional amounts for committee service. The committee service amounts range from $2,000 to $10,000 annually, depending on the type of committee and whether the individual takes on additional responsibility as chairperson. The directors may also receive cash bonuses from time to time in circumstances where they serve on special committees or undertake additional activities in addition to their usual duties. The compensation received by our directors for fiscal 2012 is as follows:

Name(1)	Fees Earned or Paid in Cash		Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	All Other Compensation	Total
Michele Ashby	$62,500	(2)	—	—	—	—	$62,500
Leanne Baker	$59,500	(2)(4)	—	—	—	—	$59,500
Allen Ambrose	$20,000		—	—	—	—	$20,000
Michael Stein	$59,500	(3)(5)	—	—	—	—	$59,500
Richard Brissenden	$30,000		—	—	—	—	$30,000
Donald Quick	$57,500	(2)	—	—	—	—	$57,500

(1)
Mr. McEwen is omitted from this table since he did not receive compensation in 2012 for service as a director.

(2)
Includes $37,500 in Special Committee Fees paid to directors in connection with the acquisition of Minera Andes Inc. (the "Transaction").

(3)
Includes $37,500 in Special Committee Fees paid to directors of Minera Andes Inc. in connection with the Transaction.

(4)
Includes $10,000 in fees for serving as the Chair of the Special Committee of McEwen Mining Inc. in connection with the Transaction.

(5)
Includes $10,000 in fees for serving as the Chair of the Special Committee of Minera Andes Inc. in connection with the Transaction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Procedures and Policies.    We consider "related party transactions" to be transactions between our Company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

        The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of disinterested and independent directors (as defined in the NYSE Rules) is appointed by the Board of Directors. Policies and procedures for related party transactions are set forth in our Corporate Governance Guidelines and Audit Committee Charter, both of which are available on our website at http://www.mcewenmining.com.

  Transactions with Related Parties.

        Business Combination with Minera Andes Inc.    On June 14, 2011, Robert R. McEwen announced that in his capacity as the largest shareholder of McEwen Mining, then known as US Gold

Corporation, and Minera Andes, he proposed to combine McEwen Mining and Minera Andes. On September 22, 2011, McEwen Mining entered into an Arrangement Agreement (the "Arrangement Agreement") among the Company, McEwen Mining—Minera Andes Acquisition Corp., a newly-formed corporation wholly-owned by the Company and incorporated under the Business Corporations Act (Alberta) ("Canadian Exchange Co."), and Minera Andes Inc. pursuant to which the Company acquired all of the issued and outstanding common shares of Minera Andes (the "Arrangement"). The Arrangement was completed on January 24, 2012. As at the date of closing, Mr. McEwen beneficially owned 86,057,143 common shares of Minera Andes and options exercisable to acquire 200,000 common shares of Minera Andes. Based on the exchange ratio in the Arrangement of 0.45 shares of our common stock for each common share of Minera Andes outstanding or subject to an option on the date of closing, Mr. McEwen received 38,725,714 Exchangeable Shares and options to acquire 90,000 shares of common stock. The Exchangeable Shares are exchangeable on a one-for-one basis for shares of our common stock at any time at the option of the holder. As a director of McEwen Mining, Mr. McEwen abstained from voting on the Arrangement and Arrangement Agreement because of his interests in Minera Andes.

        The other directors of McEwen Mining that were nominated to our Board pursuant to the terms of the Arrangement Agreement following the date of closing were also formerly directors and shareholders of Minera Andes. Furthermore, our executive officers owned common shares and/or options of Minera Andes and received Exchangeable Shares in connection with the closing of the Arrangement.

        The following table shows the amount of common stock and options acquired by the directors and executive officers of McEwen Mining other than Robert McEwen at the closing of the Arrangement:

Name	Equivalent Options Received	Exchangeable Shares Received
Directors
Allen Ambrose	126,000	270,990
Richard Brissenden	90,000	—
Donald Quick	90,000	112,500
Michael Stein	90,000	337,500
Officers
Ian Ball	—	1,845
Nils Engelstad	81,000	9,945
Perry Ing	45,000	13,500

        Except as described in this proxy statement, Mr. McEwen and the other former directors and shareholders of Minera Andes participated in the Arrangement on the same terms and conditions as the other non-affiliated shareholders of Minera Andes.

        Aircraft Charter Arrangement:    Beginning in the second quarter of 2010, an aircraft owned and operated by Lexam L.P. (of which Mr. McEwen is a limited partner and beneficiary) was made available to McEwen Mining in order to expedite business travel. In his role as Chairman and Chief Executive Officer of McEwen Mining, as well as senior management of two other junior mining companies, Mr. McEwen must travel extensively and frequently on short notice.

        Mr. McEwen is able to charter the aircraft from Lexam L.P. at a preferential rate. Our independent Board members have approved a policy whereby only the variable expenses of operating this aircraft for business related travel are eligible for reimbursement by us. The hourly amount that McEwen Mining has agreed to reimburse Mr. McEwen is well under half the full cost per hour of operating the aircraft or equivalent hourly charter cost and in any event less than even Mr. McEwen's preferential charter rate. Where possible, trips also include other company personnel, both executives and non-executives, to maximize efficiency.

        For the year ended December 31, 2012, McEwen Mining paid approximately $300,000 to Lexam L.P. for the use of this aircraft.

        Rights Offering.    On October 29, 2012, McEwen Mining announced a $60 million rights offering (the "Rights Offering Transaction"). The Rights Offering Transaction consisted of two concurrent rights offerings due to the fact that we have two classes of shares: common stock of McEwen Mining and shares of Canadian Exchange Co. that are exchangeable on a 1-for-1 basis into common stock. The Rights Offering Transaction provided that holders of common stock and Exchangeable Shares would participate on an equal and proportional basis with other holders of the same class of shares in purchasing additional shares of the same class of shares at a considerable discount to the then-current listed price.

        McEwen Mining and Canadian Exchange Co. entered into a backstop agreement with Mr. Robert McEwen, pursuant to which Mr. McEwen committed to purchase, subject to the terms and conditions thereof, all of the unsubscribed shares in the Rights Offering Transaction on the same terms as offered to all other shareholders (the "Back-stop Agreement"). The Back-stop Agreement was reviewed by the Audit Committee of McEwen Mining and approved by all independent directors. The Back-stop Agreement was not triggered as the Rights Offering Transaction was otherwise fully subscribed.

        These agreements were approved by the independent members of our Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        As of March 22, 2013, there were a total of 215,336,951 shares of our common stock and one share of our Series B Special Voting Preferred Stock outstanding. A trustee is the holder of the one share of Series B Special Voting Preferred Stock for and on behalf of the registered holders of the Exchangeable Shares. As of March 22, 2013, there were a total of 81,749,408 Exchangeable Shares outstanding (exclusive of shares owned by McEwen Mining and its affiliates).

        The voting and exchange trustee is entitled to all of the voting rights, including the right to vote in person or by proxy, attaching to the one share of Series B Special Voting Preferred Stock on all matters that may properly come before a meeting of shareholders. The share of Series B Special Voting Preferred Stock is entitled to that number of votes equal to the number of outstanding Exchangeable Shares (other than shares held by us or our subsidiaries). The holders of our common stock and the holder of the Series B Special Voting Preferred Stock vote together as a single class. The Exchangeable Shares are exchangeable for shares of our common stock at any time on a one-for-one basis.

        All rights of a holder of Exchangeable Shares to exercise votes attached to the share of Series B Special Voting Preferred Stock will cease upon the exchange of that holder's Exchangeable Shares for shares of our common stock.

        The following table describes the beneficial ownership of our voting securities as of March 22, 2013, by: (i) each of our officers and directors; (ii) all of our officers and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock (assuming for such purposes that the Exchangeable Shares owned by such persons, if any, constitute outstanding shares of our common stock). For purposes of providing the calculations below, we have assumed that the total number of shares of our common stock outstanding is 297,086,359 (which assumes that the 81,749,408 Exchangeable Shares constitute outstanding shares of our common stock, but does not include any shares issuable upon exercise of outstanding options except as set forth in the table). In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual and exercisable within 60 days are exercised, but not the options owned by any other individual. As of March 22, 2013, there were outstanding options to acquire 4,532,209 shares of our common stock, some of which are not exercisable within 60 days of this proxy statement. Unless otherwise stated, all ownership is direct and the address of each individual is the address of our executive office, 181 Bay Street, Suite 4750, Toronto, Ontario, Canada M5J 2T3.

		Shares Beneficially Owned
Name and Address of Beneficial Owners	Number	Footnote Reference	Percentage
2190303 Ontario Inc.(1)	31,325,279		10.54%
Robert R. McEwen(2) (includes shares held by 2190303 Ontario Inc.)	75,013,564	(3)(4)	25.15%
Michele L. Ashby(2)	184,166	(5)	*
300 S. Jackson St., Suite 220 Denver, CO 80209
Leanne M. Baker(2)	209,426	(6)	*
600 Grandview Road Sebastopol, CA 95472
Donald R.M. Quick(2)	213,750	(7)	*
505 Queenston Road Hamilton, ON L8K 1J6
Michael L. Stein(2)	489,870	(8)	*
335 Riverview Drive Toronto, ON M4N 3C9
Richard W. Brissenden(2)	15,000	(9)	*
354 Bessborough Drive Toronto, ON M4G 3L2
Allen V. Ambrose(2)	557,904	(10)	*
401 West Charlton Avenue Spokane, WA 99208
Perry Y. Ing(2)	338,666	(11)	*
Ian Ball(2)	484,195	(12)	*
Andrew Elinesky(2)	55,166	(13)	*
Simon Quick(2)	16,000	(14)	*
Nils Engelstad(2)	155,272	(15)	*
William Faust(2)	100,400	(16)	*
All officers and directors as a group (thirteen individuals)	77,833,379	(3) through (16)	25.96%
BlackRock, Inc.	13,335,621	(17)	7.00%
40 East 52nd Street New York, NY 10022
Royce & Associates, LLC	10,886,918	(18)	5.71%
2201 Kipling Street Lakewood, CO 80215
The Vanguard Group	12,641,622	(19)	6.02%
100 Vanguard Blvd. Malvern, PA 19355
Van Eck Associates Corporation	12,713,212	(20)	6.06%
335 Madison Ave.—19th Floor New York, NY 10017

*
Less than one percent.

(1)
Robert R. McEwen, our Chief Executive Officer and Chairman of the Board, owns 100% of the outstanding common stock of 2190303 Ontario Inc. Because Mr. McEwen exercises voting and investment power over the securities held by 2190303 Ontario Inc., these same shares are also included in Mr. McEwen's individual share ownership in the following row of this table.

(2)
Officer or Director.

(3)
Includes 31,325,279 shares of common stock held by 2190303 Ontario Inc.

(4)
Includes (i) 42,598,285 Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 1,090,000 shares underlying options which are exercisable within 60 days of the date of this proxy statement.

(5)
Includes 156,666 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(6)
Includes 174,666 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(7)
Includes 45,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(8)
Includes (i) 399,870 Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 90,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(9)
Includes 15,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(10)
Includes (i) 63,954 Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 126,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(11)
Includes 291,666 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(12)
Includes 465,666 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(13)
Includes 55,166 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(14)
Includes 16,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(15)
Includes (i) 10,939 Exchangeable Shares convertible into an equal amount of our common stock at any time; and (ii) 144,333 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(16)
Includes 100,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(17)
As reported on Schedule 13G as filed on January 30, 2013, as of December 31, 2012, BlackRock Inc. had sole power to vote and dispose of the above listed shares.

(18)
As reported on Schedule 13G/A as filed on February 4, 2013, as of December 31, 2012, Royce and Associates, LLC had sole power to vote and dispose of the above listed shares.

(19)
As reported on Schedule 13G as filed on February 13, 2013, as of December 31, 2012, The Vanguard Group had sole voting power over 372,838 shares, sole dispositive power over 12,279,184, and shared dispositive power over 362,438 shares.

(20)
As reported on Schedule 13G as filed on February 13, 2013, as of December 31, 2012, Van Eck Associates Corporation had sole power to vote and dispose of the above listed shares.

Changes In Control

        We know of no arrangement or events, including the pledge by any person of our securities, which may result in a change in control of our company.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

        We anticipate that the next annual meeting of shareholders will be held in May 2014. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with our Bylaws and Rule 14a-8 of the Exchange Act, and it must be received at our principal executive offices no later than December 3, 2014 in order to be considered for inclusion in the proxy statement for the 2014 annual meeting of shareholders. Shareholders who intend to present a proposal at the 2014 annual meeting of shareholders without including such proposal in the 2014 proxy statement must provide us with a notice of such proposal no later than February 16, 2014. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

        As a reporting company, we are subject to the informational requirements of the 1934 Act and accordingly file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at their Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC's Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

        Our common stock is listed on the NYSE and the TSX under the symbol "MUX"

ANNUAL REPORT ON FORM 10-K

        A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2012, including financial statements and schedules, and copies of any of the exhibits referenced therein, are available to shareholders without charge upon written request to Nils Engelstad, Corporate Secretary, at 181 Bay Street, Suite 4750, Toronto, Ontario, Canada M5J 2T3.

OTHER MATTERS

        The Board of Directors knows of no other business to be presented at the annual meeting of shareholders. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors

DATE: March 25, 2013	ROBERT R. MCEWEN Chairman and Chief Executive Officer

ANNEX A

McEwen Mining Inc. Peer Group Companies for
Compensation Comparison

Name	Symbol
Coeur d'Alene Mines	CDE
Pan American Silver Corp.	PAAS
Nova Gold Resource Inc.	NG
Alamos Gold Inc.	AGIGF
First Majestic Silver Corp.	AG
Stillwater Mining Co.	SWC
Hecla Mining	HL
Gold Resource Corp.	GORO
Silver Standard Resources	SSRI
Dundee Precious Metals	DPMLF
Rubicon Minerals Corp.	RBY
Seabridge Gold Inc.	SA
Endeavour Silver Corp.	EXK
Aurizon Mines	AZK

4

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01MCGB 1 U P X + Annual Meeting Proxy Card . + 01 - ROBERT R. MCEWEN 02 - MICHELE L. ASHBY 03 - LEANNE M. BAKER 04 - DONALD R.M. QUICK 05 - MICHAEL L. STEIN 06 - ALLEN V. AMBROSE 07 - RICHARD W. BRISSENDEN Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. 1. ELECTION OF DIRECTORS: 3. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013. 01 02 03 04 05 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 4. OTHER BUSINESS TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IMPORTANT ANNUAL MEETING INFORMATION 06 07 2. SAY ON PAY - AN ADVISORY VOTE ON THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. MMMMMMMMM MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext C123456789 MMMMMMMMMMMMMMM C 1234567890 J N T 1 5 8 6 1 8 1 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK 1234 5678 9012 345 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 16, 2013. Vote by Internet Go to www.envisionreports.com/MUX Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated March 25, 2013, hereby revokes any and all proxies previously granted and appoints Robert R. McEwen and Perry Y. Ing or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of McEwen Mining Inc. held of record by the undersigned on March 22, 2013, at the Annual Meeting of Shareholders to be held on May 16, 2013 at Roy Thomson Hall, 60 Simcoe Street, Toronto, Ontario, Canada M5J 2H5 at 4:00 p.m. Eastern Time, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS, FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. . Proxy — McEwen Mining Inc. Change of Address — Please print new address below. C Non-Voting Items IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. + + IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 01MCHB 1 U P X + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . + 01 - ROBERT R. MCEWEN 02 - MICHELE L. ASHBY 03 - LEANNE M. BAKER 04 - DONALD R.M. QUICK 05 - MICHAEL L. STEIN 06 - ALLEN V. AMBROSE 07 - RICHARD W. BRISSENDEN Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. A Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3. 1. ELECTION OF DIRECTORS: 3. TO RATIFY THE APPOINTMENT OF KPMG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2013. 01 02 03 04 05 Mark here to WITHHOLD vote from all nominees Mark here to vote FOR all nominees For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. For Against Abstain 4. OTHER BUSINESS TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IMPORTANT ANNUAL MEETING INFORMATION 06 07 2. SAY ON PAY - AN ADVISORY VOTE ON THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS. MMMMMMMMM MMMMMMMMMMMM 1 5 8 6 1 8 2

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated March 25, 2013, hereby revokes any and all proxies previously granted and appoints Robert R. McEwen and Perry Y. Ing or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of McEwen Mining Inc. held of record by the undersigned on March 22, 2013, at the Annual Meeting of Shareholders to be held on May 16, 2013 at Roy Thomson Hall, 60 Simcoe Street, Toronto, Ontario, Canada M5J 2H5 at 4:00 p.m. Eastern Time, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS, FOR THE APPROVAL OF COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AND FOR THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. . Proxy — McEwen Mining Inc.